Exhibit 99.1

Jerash Holdings Reports Financial Results

for Fiscal 2024 First Quarter

FAIRFIELD, N.J., August 9, 2023 – Jerash Holdings (US), Inc. (NASDAQ: JRSH) (the “Company” or “Jerash”), which manufactures and exports custom, ready-made, sportswear and outerwear for leading global brands, today announced financial results for its fiscal 2024 first quarter, ended June 30, 2023.

“Our first quarter demonstrated the Company’s resiliency in a challenging retail environment. Revenue was up slightly, although, as expected, profitability was impacted, principally caused by a product mix shift to lower margin items,” said Sam Choi, Jerash’s chairman and chief executive officer. “We are beginning to see improvement in the retail market and are receiving new inquiries from global brands, including orders to produce sample products.

“The Initial marketing efforts by our joint venture partner, Busana Apparel Group, to its global customers are being well received. Jerash has begun working on pricing and sample development for more than ten new brands. We anticipate receiving meaningful orders for the joint venture during the fourth quarter of the current fiscal year.

“Additionally, we have been in discussion with one of the global leaders in sustainable textile dyeing technology to form a joint venture to provide vertical integration for our customers. The plan is to bring about a new era of sustainable and innovative textile dyeing process in Jordan, with a proprietary technology that, according to the presentation and information from the potential partner, could result in more than 80 percent water usage reduction and 50 percent carbon footprint reduction from traditional textile dyeing process. The proposed joint venture is expected to benefit our customers through shortening fabric sourcing lead times and will further reduce dependency on suppliers in South East and Eastern Asia,” Choi added.

Fiscal 2024 First Quarter Results

Fiscal 2024 first quarter revenue advanced to $34.7 million, up 3.9 percent, from $33.4 million in the same period last year, reflecting an increase in shipments to some of the Company’s major U.S. customers.

Gross profit was $5.6 million for the fiscal 2024 first quarter, compared with $6.6 million in the same quarter last year. Gross margin for the most recent first quarter decreased to 16.0 percent, from 19.8 percent in the same period last year, principally due to a shift in product mix.

Operating expenses totaled $4.5 million in the fiscal 2024 first quarter, compared with $4.3 million in the same period last year.

Operating income totaled $1.1 million in the fiscal 2024 first quarter, versus $2.3 million in the same period last year.

Total other expenses were $299,000 in the fiscal 2024 first quarter, compared with $28,000 in the same quarter last year. The increase was primarily due to higher interest expenses that occurred from participating in supply chain financing programs of certain customers. Interest expenses were $389,000 in the fiscal 2024 first quarter, compared with $88,000 a year ago.

The effective tax rate amounted to 38 percent for the three months ended June 30, 2023, compared with 25 percent for the three months ended June 30, 2022. The increase primarily resulted from a higher corporate income tax rate in Jordan, higher proportion of the operating loss of the Company’s holding company and Hong Kong subsidiary.

Net income was $495,000, or $0.04 per share, in the fiscal 2024 first quarter, compared with $1.7 million, or $0.14 per share, in the same period last year. Comprehensive income attributable to the Company’s common stockholders totaled $402,000 in the fiscal 2024 first quarter, versus $1.6 million in the same period last year.

Balance Sheet, Cash Flow, and Dividends

Cash and restricted cash totaled $20.1 million, and net working capital was $41.5 million as of June 30, 2023. Net cash provided by operating activities was approximately $25,000 for the quarter ended March 30, 2023, compared with net cash used in operating activities of $473,000 for the same period last year.

On August 4, 2023, Jerash approved a regular quarterly dividend of $0.05 per share on its common stock, payable on August 23, 2023 to stockholders of record as of August 16, 2023.

Outlook

●	Revenue for the full fiscal 2024 year is expected to be approximately the same as fiscal 2023.

●	Gross margin goal for the full fiscal 2024 year is expected to be approximately 15-16 percent.

Conference Call

Jerash Holdings will host an investor conference call to discuss its fiscal 2024 first quarter results today, August 9, 2023, at 9:00 a.m. Eastern Time.

Phone:	888-506-0062 (domestic); 973-528-0011 (international)
Conference ID:	666417

A live and archived webcast will be available online in the investor relations section of Jerash’s website at www.jerashholdings.com.  For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

About Jerash Holdings (US), Inc.

Jerash manufactures and exports custom, ready-made, sportswear and outerwear for leading global brands and retailers, including VF Corporation (which owns brands such as The North Face, Timberland, and Vans), New Balance, G-III (which licenses brands such as Calvin Klein, Tommy Hilfiger, DKNY, and Guess), American Eagle, and Skechers. Jerash’s existing production facilities comprise six factory units and four warehouses, and Jerash currently employs approximately 5,000 people. Additional information is available at www.jerashholdings.com.

Forward-Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect”, “seek”, “potential,” “outlook” and similar expressions are intended to identify forward-looking statements. Such statements, including, but not limited to, Jerash’s current views with respect to future events and its financial forecasts, and expansion of the customer base among high-profile global brands, are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made, including those risks described from time to time in filings made by Jerash with the Securities and Exchange Commission. In addition, there is uncertainty about the further spread of the COVID-19 virus or the occurrence of another wave of cases and the impact it may have on the Company’s operations, the demand for the Company’s products, global supply chains and economic activity in general. These and other risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Statements contained in this news release regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Jerash does not intend and does not assume any obligation to update these forward-looking statements, other than as required by law.

Contact:

PondelWilkinson Inc.

Judy Lin or Roger Pondel

310-279-5980; jlin@pondel.com

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(tables below)

JERASH HOLDINGS (US), INC., AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited)

	For the Three Months Ended June 30,
	2023	2022

Revenue, net	$34,735,657	$33,436,561
Cost of goods sold	29,168,117	26,814,194
Gross Profit	5,567,540	6,622,367

Selling, general and administrative expenses	4,234,918	4,018,698
Stock-based compensation expenses	240,802	294,822
Total Operating Expenses	4,475,720	4,313,520

Income from Operations	1,091,820	2,308,847

Other Income (Expenses)
Interest expenses	(388,951)	(87,842)
Other income, net	90,227	60,242
Total other expenses, net	(298,724)	(27,600)

Net income before provision for income taxes	793,096	2,281,247

Income tax expenses	297,981	559,865

Net income	495,115	1,721,382

Net loss attributable to noncontrolling interest	1,411	-
Net income attributable to Jerash Holdings (US), Inc.’s Common Stockholders	$496,526	$1,721,382

Net income	$495,115	$1,721,382
Other Comprehensive Loss
Foreign currency translation loss	(94,659)	(117,660)
Total Comprehensive Income	400,456	1,603,722
Comprehensive loss attributable to noncontrolling interest	1,411	-
Comprehensive Income Attributable to Jerash Holdings (US), Inc.’s Common Stockholders	$401,867	$1,603,722

Earnings Per Share Attributable to Common Stockholders
Basic and diluted	$0.04	$0.14

Weighted Average Number of Shares
Basic	12,294,840	12,336,516
Diluted	12,294,840	12,502,378

Dividend per share	$0.05	$0.05

JERASH HOLDINGS (US), INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2023	March 31, 2023
	(Unaudited)
ASSETS
Current Assets:
Cash	$18,459,939	$17,801,614
Accounts receivable, net	6,410,457	2,240,537
Bills receivable	-	87,573
Tax recoverable	-	16,763
Amount due from a related party	31,365	-
Inventories	23,800,407	32,656,833
Prepaid expenses and other current assets	2,885,651	2,947,815
Advance to suppliers, net	3,212,701	1,533,091
Total Current Assets	54,800,520	57,284,226

Restricted cash - non-current	1,611,294	1,609,989
Long-term deposits	1,105,790	841,628
Deferred tax assets, net	153,873	153,873
Property, plant and equipment, net	23,255,357	22,355,574
Goodwill	499,282	499,282
Right of use assets	940,800	974,761
Total Assets	$82,366,916	$83,719,333

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$3,571,002	$5,782,570
Accrued expenses	2,444,811	2,930,533
Credit facilities	3,117,337	-
Income tax payable - current	1,892,181	2,846,201
Other payables	1,273,690	1,477,243
Deferred revenue	625,132	928,393
Operating lease liabilities - current	413,412	481,502
Total Current Liabilities	13,337,565	14,446,442

Operating lease liabilities - non-current	319,786	287,247
Income tax payable - non-current	417,450	751,410
Total Liabilities	14,074,801	15,485,099

Equity
Preferred stock, $0.001 par value; 500,000 shares authorized; none issued and outstanding	$-	$-
Common stock, $0.001 par value; 30,000,000 shares authorized; 12,534,318 shares issued; 12,294,840 shares outstanding	12,534	12,534
Additional paid-in capital	23,171,848	22,931,046
Treasury stock, 239,478 shares	(1,169,046)	(1,169,046)
Statutory reserve	410,847	410,847
Retained earnings	46,053,866	46,172,082
Accumulated other comprehensive loss	(217,888)	(123,229)
Total Jerash Holdings (US), Inc. Stockholders’ Equity	68,262,161	68,234,234

Noncontrolling interest	29,954	-
Total Equity	68,292,115	68,234,234

Total Liabilities and Equity	$82,366,916	$83,719,333

JERASH HOLDINGS (US), INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Three Months Ended June 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$495,115	$1,721,382
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	608,776	630,999
Stock-based compensation expenses	240,802	294,822
Amortization of operating lease right-of-use assets	205,112	238,758

Changes in operating assets:
Accounts receivable	(4,169,920)	(30,644)
Bills receivable	87,573	-
Inventories	8,856,426	(717,470)
Prepaid expenses and other current assets	62,161	369,709
Advance to suppliers	(1,679,610)	(2,166,500)

Changes in operating liabilities:
Accounts payable	(2,211,568)	(649,556)
Accrued expenses	(485,721)	139,879
Other payables	(203,553)	(620,436)
Deferred revenue	(303,261)	137,982
Operating lease liabilities	(206,702)	(207,923)
Income tax payable, net of recovery	(1,270,858)	386,262
Net cash provided by (used in) operating activities	24,772	(472,736)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(61,258)	(151,263)
Payments for construction of properties	(1,434,965)	(1,810,075)
Acquisition deposit	-	(1,267,407)
Payments for long-term deposits	(276,498)	(151,967)
Net cash used in investing activities	(1,772,721)	(3,380,712)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividend payment	(614,742)	(616,716)
Repayment to a related party	-	(300,166)
Proceeds from short-term loan	3,117,337	-
Net proceeds from issuance of common stock	-	1,130,046
Net cash provided by financing activities	2,502,595	213,164

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND RESTRICTED CASH	(95,016)	(117,852)

NET INCREASE (DECREASE) IN CASH AND RESTRICTED CASH	659,630	(3,758,136)

CASH, AND RESTRICTED CASH, BEGINNING OF THE PERIOD	19,411,603	26,583,488

CASH, AND RESTRICTED CASH, END OF THE PERIOD	$20,071,233	$22,825,352

CASH, AND RESTRICTED CASH, END OF THE PERIOD	20,071,233	22,825,352
LESS: NON-CURRENT RESTRICTED CASH	1,611,294	1,328,033
CASH, END OF THE PERIOD	$18,459,939	$21,497,319

Supplemental disclosure information:
Cash paid for interest	$388,951	$87,842
Income tax paid	$1,585,961	$531,493

Non-cash investing and financing activities
Equipment obtained by utilizing long-term deposit	$25,464	$244,667
Investment of noncontrolling interest	$31,365	$-
Right of use assets obtained in exchange for operating lease obligations	$177,068	$68,932